Exhibit 10.18

Settlement and Release AGREEMENT

This Settlement and Release Agreement (“Agreement”) by and between Synergy CHC Corp., a Nevada corporation (“Releasor”), the former shareholders (the “Shareholders”) of Breakthrough Products, Inc., a Delaware corporation (the “Company”), URX ACQUISITION TRUST, a Delaware statutory trust (the “Trust”), on its own behalf and as the representative of the Shareholders, David T. Leyrer (“Leyrer”), Michael Valentino (“Valentino”), Ron Fugate (“Fugate”), and Randall Kaplan (“Kaplan”, and collectively with Leyrer, Valentino, Fugate, the “Former Directors”) is dated and effective as of the 17th day of December, 2015.

WHEREAS, the Company, the Trust, Jordan Eisenberg, the former chief executive officer of the Company and a Shareholder, the Shareholders and Releasor are parties to that certain Stock Purchase Agreement (the “SPA”) dated November 12, 2015 (capitalized terms used herein but not otherwise defined have the meaning ascribed to them in the SPA);

WHEREAS, pursuant to the terms of the SPA, Releasor acquired all outstanding shares of capital stock of the Company (the “Transaction”);

WHEREAS, pursuant to the terms of the SPA, the Shareholders, the Company and the Trust made certain representations and warranties to Releasor regarding, among other things, the financial condition of the Company and the Company’s outstanding liabilities and obligations to third parties;

WHEREAS, following the Transaction, Releasor discovered certain irregularities in the financial information of the Company as well as conflicting information regarding the Company’s liabilities and obligations to third parties from what was previously provided by the Company;

WHEREAS, Releasor made a claim for indemnification against the Shareholders and the Trust pursuant to Section 8 of the SPA (the “Claim”);

WHEREAS, Releasor and the Trust, on its own behalf and on behalf of the Shareholders, have reached an agreement to resolve the Claim to the mutual satisfaction of all parties and wish to document such settlement in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto hereby agree as follows:

1. Settlement Payments.

a.	The Trust will return Three Million (3,000,000) shares of Releasor’s common stock to Releasor. Upon execution of this Agreement, the Trust will return the certificate representing the Equity Consideration to Releasor’s transfer agent, VStock Transfer, with instructions to transfer Three Million (3,000,000) shares to Releasor and return a new certificate to the Trust for the balance of Three Million (3,000,000) shares of Releasor’s common stock.

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b.	The time period under which Royalty Consideration is payable to the Trust by Releasor under the SPA is reduced from seven (7) years to five (5) years.

c.	Releasor will issue a warrant in the form of Exhibit A to the Trust.

2. Releases.

a.	Release of the Trust and Shareholders by Releasor. Except as set forth in Section 3 of this Agreement, in exchange for the payments outlined above, Releasor, on its own behalf and on behalf of its Affiliates, directors, officers, managers, employees, agents, representatives, successors, and assigns, forever releases and discharges the Trust and its trustees, the Shareholders and their respective agents, representatives, successors, and assigns from any and all claims, demands, and causes of action of every kind and nature, whether known or unknown, direct or indirect, accrued, contingent or potential, which Releasor ever had or now has and which arose from the beginning of time until the date of this Agreement.

b.	Release of the former Directors of the Company by Releasor. Except as set forth in Section 3 of this Agreement, in exchange for the payments outlined above, Releasor, on its own behalf and on behalf of its Affiliates, directors, officers, managers, employees, agents, representatives, successors, and assigns, forever releases and discharges the Former Directors and their agents, representatives, heirs and assigns from any and all claims, demands, and causes of action of every kind and nature, whether known or unknown, direct or indirect, accrued, contingent or potential, which Releasor ever had or now has and which arose from the beginning of time until the date of this Agreement.

c.	Release of Releasor by the Trust and the Former Directors. Except as set forth in Section 3 of this Agreement, in exchange for the payments outlined above, the Trust, on its own behalf and as the representative of the Shareholders, its trustees, agents, representatives, successors, and assigns and the Former Directors, their heirs and assigns, forever release and discharge Releasor, its Affiliates, and their respective directors, officers (other than the officers of the Company prior to November 12, 2015), managers, employees (other than employees of the Company who were employees prior to November 12, 2015, whether or not they remained employees after such date), agents, representatives, successors, and assigns from any and all claims, demands, and causes of action of every kind and nature, whether known or unknown, direct or indirect, accrued, contingent or potential, which such parties ever had or now have and which arose from the beginning of time until the date of this Agreement.

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d.	With respect to the foregoing releases, Releasor, Trust and the Former Directors each expressly waive any and all provisions, rights and benefits conferred by any law of the United States or of any country, state or territory of the United States, or principle of common law, which is similar, comparable, or equivalent to Section 1542 of the California Civil Code, and including Section 1542 of the California Civil Code which provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

3. Future Claims. Each party to this Agreement specifically acknowledges and agrees that all rights of any party to pursue Jordan Eisenberg and any former officers and employees of the Company (the “Company Management Team”) are specifically reserved, except that no claim survives against Valentino notwithstanding his title as Chairman of the Company. Releasor hereby covenants and agrees not to bring or initiate any proceeding to assert any claims, rights or remedies against the Trust, any trustee of the Trust, any Former Director or any Shareholder (other than Shareholders who are also members of the Company Management Team) under the indemnification provisions of the SPA or otherwise that relate in any way to the Claim, to any other potential claims under the SPA or to the Transaction; provided, however, that all parties acknowledge and agree that any claims by Releasor against the Trust or any Shareholder for breach of any representation or warranty contained in Sections 3 and 4(e) of the SPA are specifically preserved (the “Preserved Claims”). For purposes of clarity, Releasor and its successors and assigns shall have no further rights to indemnification under Section 8 of the SPA other than claims against the Company Management Team and other than the Preserved Claims.

4. Authority. Each party to this Agreement, on its own behalf and on behalf of those it represents, represents and warrants to all other parties that such party has all requisite power and authority to enter into this Agreement and to carry out its obligations thereunder.

5. Successors and Assigns. This Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the parties hereto.

6. Governing Law; Jurisdiction. This Agreement shall be construed, performed and enforced in accordance with, and governed by, the laws of the State of North Carolina, United States, without giving effect to the principles of conflicts of laws thereof. The parties hereto irrevocably consent to the jurisdiction of, the federal and state courts of the State of North Carolina located in Wake County, North Carolina for such purpose.

7. Expenses. Except as otherwise provided herein, each of the parties hereto shall pay all its own expenses in connection with this Agreement and the transactions contemplated hereby, including, without limitation, any legal and accounting fees.

8. Severability. In the event that any part of this Agreement is declared by any court or other judicial or administrative body to be null, void or unenforceable, said provision shall survive to the extent it is not so declared, and all of the other provisions of this Agreement shall remain in full force and effect.

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9. Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (i) on the date of service if served personally on the party to whom notice is to be given, or (ii) on the day of delivery by Federal Express or similar overnight courier or the Express Mail service maintained by the U.S. Postal Service, to the party the addresses set forth in the SPA.

10. Amendments; Waivers. This Agreement may be amended or modified, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by the parties hereto, or in the case of a waiver, by the party waiving compliance. Any waiver by any party of any condition, or of the breach of any provision, term, covenant, representation or warranty contained in this Agreement, in any one or more instances, shall not be deemed to be nor construed as further or continuing waiver of any such condition, or of the breach of any other provision, term, covenant, representation or warranty of this Agreement.

11. Public Announcements. The Trust shall not make any public statement regarding this Agreement or the transactions contemplated herein without Releasor’s prior written approval. Releasor will be required to file a Form 8-K with the U.S. Securities and Exchange Commission regarding this Agreement.

12. Entire Agreement. This Agreement and the exhibits hereto contain the entire understanding between the parties hereto with respect to the matters contemplated hereby and thereby and supersede and replace all prior agreements and understandings, oral or written, with regard to such matters.

13. Section and Paragraph Headings. The section and paragraph headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

14. Counterparts. This Agreement may be executed in counterparts and via .pdf, each of which shall be deemed an original, but all of which shall constitute the same instrument.

15. Independent Counsel; Mutual Drafting. Each party hereto consulted, or had the opportunity to consult, legal counsel or other advisors of its own choosing with respect to this Agreement and fully understands the meaning and intent of, this Agreement, including, but not limited to, the final and binding effect of this Agreement and the acknowledgments, releases, and waivers contained herein. Each party hereto shall be deemed to have consulted and assisted with the drafting of this Agreement such that any ambiguity herein shall not be construed in favor of one party over the other party.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties have executed this Settlement and Release Agreement effective as of the day and year first above written.

SYNERGY CHC CORP.

By:	/s/ Jack Ross
Name:	Jack Ross
Title:	Chief Executive Officer

URX ACQUISITION TRUST,
on its own behalf and as representative of the Shareholders

KMJZ Investments, L.L.C., Voting Trustee

By:	/s/ Scott Peppett
Name:	Scott Peppett
Title:	Authorized Representative

Arbicha Invesments, L.L.C., Voting Trustee
By Arbicha, LLC, Sole Member

By:	/s/ Randall Kaplan
Name:	Randall Kaplan
Title:	Manager

Casa Vicente, LLC, Voting Trustee

By:	/s/ David Leyrer
Name:	David Leyrer
Title:	Manager

URX Acquisition Trustee, LLC

By:	/s/ Michael Valentino
Name:	Michael Valentino
Title:	Sole Member

[Signature Page to Settlement and Release Agreement]

FORMER DIRECTORS:

David T. Leyrer

/s/ David T. Leyrer

Michael Valentino

/s/ Michael Valentino

Ron Fugate

/s/ Ron Fugate

Randall Kaplan

/s/ Randall Kaplan

[Signature Page to Settlement and Release Agreement]

Exhibit A

Form of Warrant

[Exhibit A to Settlement and Release Agreement]